Exhibit 10.18
October 27, 2008
Mr. Juan Moreno
Santander BanCorp
Puerto Rico
Dear Mr. Moreno:
We hereby confirm the terms and conditions with regards to your employment as President and Chief Executive Officer of Santander BanCorp and Chief Executive Officer of Banco Santander Puerto Rico (hereafter “the Group”):
1.	In your position, you shall be responsible for and will supervise all of the operations of the Group in Puerto Rico.

2.	The conditions set forth herein shall be in full force and effect for three years commencing on October 22, 2008 and ending on October 21, 2011.

3.	During the period whereby these conditions are in full force and effect, the Group may terminate your employment if there is just cause, without any compensation whatsoever. The Group may also terminate your employment without just cause. In this latter case, you shall receive as severance the amount required under Puerto Rico law.

4.	Your gross annual salary for the first year of employment shall be $775,000.00 Your gross annual salary shall be subject to review for increase in the sole discretion of the Compensation Committee of the Board of Directors of the Group (the “Compensation Committee”) for subsequent contract years, Your salary shall be distributed in installments as established by the Group.

5.	You will participate in the incentive compensation program of the Group for expatriated officers. Under this program, you will be eligible to participate in the Group’s performance bonus incentive plan.

6.	You are entitled to receive certain perquisites that includes housing, vehicle, moving expenses, life and health care insurance school tuition for children (not including the university tuition), utilities, vacations, gross-ups and other related expenses as determined by the Compensation Committee.

7.	You acknowledge that the functions and duties that you will perform under this agreement are of a confidential nature, and as so you will be privy of facts, matters, plans and strategies, as well as confidential financial information of the Group and its clients. Therefore, you agree to maintain in absolute confidentiality and abstain to disclose this information during and after the term of this agreement.

8.	Should any dispute arise with regards to the interpretation, validity, compliance, or early termination of this agreement that shall not be solved by the parties, you hereby agree to submit to compulsory arbitration in the City of San Juan, Puerto Rico, in accordance to the American Arbitration Association rules. The party that requests the arbitration must notify the other party of its election to arbitrate no later than ten (10) days after making such election. The Group shall pay the arbitration costs, including the arbiter fees. Each party shall be responsible for its own attorney’s fees as well as the preparation and presentation of evidence.

9.	This agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto; provided, however, that this agreement shall not affect any other agreements between you and Banco Santander, S.A., or its affiliates other than the Group, which remain in full force and effect on the date hereof related to benefits payable to you for prior years of service

10.	This agreement shall be governed by and construed in accordance with its express terms, and otherwise in accordance with the laws of the Commonwealth of Puerto Rico, without reference to principles of conflict of laws. This agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. In the event of any conflict or inconsistency between the provisions of this agreement and any other plan, program, policy or agreement of the Group in Puerto Rico, the provisions of this agreement shall control.
Please confirm that the foregoing sets forth the terms of your employment agreement with the Group by signing in the space provided below.

Sincerely,

Maria Calero
Executive Vice President

Rafael S. Bonilla
Senior Vice President

Approved and Accepted by:

Juan Moreno Blanco